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                                                                   EXHIBIT 10.12



                          EXECUTIVE SEVERANCE AGREEMENT


This Executive Severance Agreement (the "Agreement"), made as of the ___ day of _______,200_, between U.S. Bancorp , a Delaware corporation ("USB") and its Subsidiaries (individually and collectively the "Company"), and _________ (the "Executive").


                                   WITNESSETH:


WHEREAS, the Company considers the recruitment and maintenance of sound and vital management to be essential to protecting and enhancing its best interests and those of its shareholders; and

WHEREAS, the Company recognizes that it is in an industry where there is a strong potential for a change in control and that the potential for a change in control may make it difficult to hire and retain strong management personnel; and

WHEREAS, the Company recognizes that the possibility of a change in control of USB may exist and that, in the event negotiations are commenced to bring about such a change in control, uncertainty and questions may arise among management that could result in the distraction or departure of management personnel to the detriment of the Company and the shareholders; and

WHEREAS, the Company has determined that appropriate steps should be taken to reinforce and encourage the Executive's continued attention and dedication as an executive officer to his or her assigned duties without distraction in the face of potentially disruptive circumstances arising from the possibility of a change in control of USB;

NOW THEREFORE, the Company and the Executive agree as follows:

         1. Definitions

The following words and terms used in this Agreement shall have the following meanings:

         1.1 "Change in Control." For the purpose of this Agreement, a "Change in Control" shall mean:

         (a) The acquisition by any Person (as defined in Sections 13(d)(3) and 14(d)2 of the Exchange Act) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 35% or more of either (I) the then outstanding shares of Common Stock (the "Outstanding Company Common Stock") or (II) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities");


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         provided, however, that for purposes of this subsection (a), the following acquisitions shall not constitute a Change in Control: (1) any acquisition directly from the Company, (2) any acquisition by the Company, (3) any acquisition by a subsidiary of the Company or any employee benefit plan (or related trust) sponsored or maintained by the Company or a subsidiary of the Company (a "Company Entity") or (4) any acquisition by any corporation pursuant to a transaction which complies with clauses (1), (2) or (3) of this subsection (a); or

         (b) Individuals who, as of this date, constitute the Company's Board of Directors (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board of Directors (except as a result of the death, retirement or disability of one or more members of the Incumbent Board); provided, however, that any individual becoming a director subsequent to the date of this Agreement whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, (I) any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Incumbent Board, (II) any director designated by or on behalf of a Person who has entered into an agreement with the Company (or which is contemplating entering into an agreement) to effect a Business Combination (as defined in Section 1.1 subsection (c)) with one or more entities that are not Company Entities or (III) any director who serves in connection with the act of the Board of Directors of increasing the number of directors and filling vacancies in connection with, or in contemplation of, any such Business Combination; or

         (c) Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company (a "Business Combination"), in each case, unless, following such Business Combination, (I) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock or the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company's assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (II) no Person (excluding any Company Entity or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 35% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent


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         that such ownership existed prior to the Business Combination and (III)
         at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board of Directors, providing for such Business Combination; or

         (d) Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

         1.2 "Cause" means conviction for the commission of a felony or removal from office by order of the Comptroller of the Currency, Federal Reserve Board, or other appropriate agency.

         1.3 "Date of Termination" means the date the Executive's employment is terminated under this Agreement whether by the Company or by the Executive.

         1.4 "Disability" means leaving active employment and qualifying for and receiving disability benefits under the Company's long-term disability programs as in effect from time to time.

         1.5 "Effective Date" means the first date after the date of this Agreement on which a Change in Control occurs.

         1.6 "Employment Agreement" means an employment agreement, if any, between the Company and the Executive.

         1.7 "Good Reason" means:

                  (a) A reduction by the Company in the Executive's base salary as in effect immediately prior to the Change in Control or as the same may be increased from time-to-time following the Change in Control (unless such reduction is part of an across-the-board uniformly applied reduction affecting all senior executives of the Company); or

                  (b) A significant diminution in the Executive's position, authority, duties or responsibilities as in effect immediately prior to the Change of Control (excluding an isolated, insubstantial or inadvertent action not taken in bad faith that is remedied promptly by the Company after receiving notice); provided, however, that a change of the individual to whom the executive reports, in and of itself, would not constitute diminution; and further provided, anything in this Agreement to the contrary notwithstanding, if the Company's Chief Executive Officer ("CEO") immediately prior to the Change in Control remains CEO of the Company during the Protected Period following the Change in Control, and if 50% or more of the Company's Board of Directors during the Protected Period following the Change in Control were members of the Board of Directors


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                  immediately prior to the Change in Control, the Executive
                  shall not be able to terminate employment for Good Reason based solely on the events described under this Section 1.7(b) until at least one (1) year following the Change in Control (although at such time a termination of employment by the Executive for Good Reason under this Section 1.7(b) may be based on events that occurred during the first year of the Protected Period and any such events shall not be deemed to have been agreed to or waived by the Executive); or

                  (c) A failure by the Company (I) to continue any cash bonus or other incentive compensation plans in substantially the same form and with the same opportunity levels as in effect immediately prior to the Change in Control, or (II) to continue the Executive as a participant in such plans on at least the same basis as the Executive participated in accordance with the plans immediately prior to the Change in Control; or

                  (d) A requirement by the Company that the Executive relocate from his/her personal place of residence immediately prior to the Change in Control or, if the Executive is not required to relocate, a change of the Executive's principal work location from that immediately prior to the Change in Control which is 50 or more miles further away from his/her personal place of residence (other than if the Company's CEO immediately prior to the Change in Control remains CEO of the Company during the Protected Period following the Change in Control, and if 50% or more of the Company's Board of Directors during the Protected Period following the Change in Control were members of the Board of Directors immediately prior to the Change in Control); or

                  (e) A significant reduction in the Executive's aggregate level of coverage under the Company's welfare, retirement and other employee benefit plans, as in effect immediately prior to the Change in Control; or the Company's failure to provide the Executive with the number of paid vacation days annually to which he/she was entitled immediately prior to the Change in Control; or

                  (f) An agreement between the Board of Directors of USB and the Executive that employment should be terminated.

         For purposes of this Section 1.7, a reasonable and good faith determination of "Good Reason" made by the Executive shall be conclusive.

         1.8 "Protected Period" means the twenty-four (24) month period immediately following each and every Change in Control.

         1.9 "Termination Benefits" means those benefits described in Section 2 of the Agreement.

         1.10 "Subsidiaries" means any and all companies at least fifty percent (50%) owned, directly or indirectly, by USB.



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2. Benefits Upon Termination of Employment.

         2.1 General. If, during the Protected Period following each Change in Control, the Executive's employment is terminated either (i) by the Company (other than for Cause or Disability), or (ii) by the Executive for Good Reason, then the Executive (or his estate or personal representative), shall be entitled to the Termination Benefits provided in this Section 2.

         2.2 Base Salary and Bonus Through Date of Termination. The Company shall promptly pay the Executive his or her full base salary through the Date of Termination at the rate in effect at the time notice of termination is given. In addition, the Company shall promptly pay the amount of any bonus or incentive for the year in which the Date of Termination occurs (based on the target bonus for the Executive for the year) prorated to the Date of Termination (without application of any denial provisions based on unsatisfactory personal performance or any other reason). The Company shall also pay the Executive for any vacation earned but not taken with such payment being equal to the Executive's calculated daily base salary rate times the applicable days of such vacation.

         2.3 Severance Payment. The Company shall pay the Executive a severance payment equal to three (3) times the sum of: (a) the Executive's highest base salary, on an annualized basis, established by the Company during the last five years plus (b) the highest bonus earned by the Executive, with respect to any single year, over the last five (5) years. The severance payment shall be made in a lump-sum within thirty
         (30) days of the Date of Termination.

         2.4 Termination Which Does Not Require Payment Of Termination Benefits. No Termination Benefits need to be provided by the Company to the Executive under this Section 2 if the Executive's employment is terminated:

                           (a) By the Executive for any reason other than for Good Reason;

                           (b) By the Company for Cause or Disability; or

                           (c) By death.


3. New Employment; Reduction of Termination Benefits.

The Termination Benefits provided under Section 2 shall not be treated as damages, but rather shall be treated as severance compensation to which the Executive is entitled. The Executive shall not be required to mitigate the amount of any Termination Benefit provided under Section 2 by seeking other employment or otherwise.



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4. Certain Additional Payments by the Company.

         (a) Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment or distribution by the Company to or for the benefit of the Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section 4) (a "Payment") would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), or any interest or penalties are incurred by the Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are collectively referred to as the "Excise Tax"), then the Executive shall be entitled to receive an additional payment (a "Gross-Up Payment") in an amount such that after payment by the Executive of all taxes and any benefits that result from the deductibility by the Executive of such taxes (including, in each case, any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed on them) and Excise Tax imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

         (b) Subject to the provisions of Section 4(c), all determinations required to be made under this Section 4, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by the Company's independent accounting firm or such other certified nationally recognized public accounting firm as may be designated by the Company (the "Accounting Firm") which shall provide detailed supporting calculations both to the Company and the Executive within 15 business days of the receipt of notice from the Executive that there has been a Payment, or such earlier time as is requested by the Company. All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Gross-Up Payment, as determined pursuant to this Section 4, shall be paid by the Company to or for the benefit of the Executive within five days of the receipt of the Accounting Firm's determination. Any determination by the Accounting Firm shall be binding upon the Company and the Executive. Notwithstanding any other provision of this Section 4, the Company may withhold and pay over to the Internal Revenue Service, for the benefit of the Executive, all or any portion of the Gross-Up Payment that it determines in good faith it is required to withhold. Executive consents to such withholding. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made ("Underpayment"), consistent with the calculations required to be made. In the event that the Company exhausts its remedies pursuant to Section 4(c) and the Executive is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of the Executive.



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         (c) The Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten business days after the Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which it gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall:

                  (i) give the Company any information reasonably requested by the Company relating to such claim,

                  (ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,

                  (iii) cooperate with the Company in good faith in order effectively to contest such claim, and

                  (iv) permit the Company to participate in any proceedings relating to such claim;

         provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this
         Section 4(c), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs the Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Executive, on an interest-free basis and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company's control



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         of the contest shall be limited to issues with respect to which a
         Gross-Up Payment would be payable hereunder and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

         (d) If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 4(a) or 4(c), the Executive becomes entitled to receive any refund with respect to such claim, the Executive shall (subject to the Company's complying with the requirements of Section 4(c)) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 4(c), a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset the amount of Gross-Up Payment required to be paid.


5. Notice of Termination.

Any purported termination by the Company of the Executive's employment for Cause or Disability or by the Executive for Good Reason shall be communicated by notice of termination to the other party. A notice of termination shall include the specific reason for termination relied upon and shall set forth in reasonable detail, the facts and circumstances claimed to provide a basis for termination of employment.

Any dispute by a party hereto regarding a notice of termination delivered to such party must be conveyed to the other party within thirty (30) days after the notice of termination is given. If the particulars of the dispute are not conveyed within the thirty (30) day period, then the disputing party's claims regarding the termination shall be deemed forever waived.


6. Successor; Binding Agreement.

USB will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of USB expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place (the assumption shall be by agreement in form and substance satisfactory to the Executive). Failure of USB to obtain such agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle the Executive, at his election, to Termination Benefits from the Company in the same amount and on the same terms as the Executive would be entitled to if he terminated his employment for Good Reason, except that for purposes of implementing the foregoing, the date on which any such election becomes effective shall be deemed the Date of Termination. As used


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in this Agreement, "Company" shall mean the Company and any successor to its business and/or assets as described above or which otherwise becomes bound by all the terms and provision of this Agreement by operation of law.

In addition, as used in this Agreement, "USB" shall mean USB and any successor to its business and/or assets as described above or which otherwise becomes bound by all the terms and provision of this Agreement by operation of law.

This Agreement shall inure to the benefit of and be enforceable by the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive should die while any amount would still be payable to him hereunder if he had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to his designee or, if there is no such designee, to his estate.

7. Miscellaneous.

         7.1 Notice. All notices, elections, waivers and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States certified mail, return receipt requested, postage prepaid, to such address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

         7.2 No Waiver. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Executive and the Chief Executive Officer of the Company. No waiver by either party at any time of any breach by the other party of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement.

         7.3 Indemnification. If litigation shall be brought to enforce or interpret any provision in this Agreement, the Company agrees to indemnify the Executive for his attorney's fees and disbursement incurred in such litigation, and agrees to pay prejudgment interest on any money judgment obtained by the Executive, calculated at the prime interest rate announced as such by the Wall Street Journal from time-to-time, from the earliest date that payment(s) to him should have been made under this Agreement. If the Wall Street Journal announces two or more rates as the prime rate, then the highest rate shall be used.

         7.4 Payment Obligations Absolute. The Company's obligation to pay the Executive the compensation and to make the arrangements provided shall be absolute and unconditional and shall not be affected by any circumstances, including, without limitation, any set-off,


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         counterclaim, recoupment, defense or other right which the Company may have against the Executive or any third party. All amounts payable by the Company shall be paid without notice or demand. Each and every payment made by the Company shall be final and the Company will not seek, nor permit its subsidiaries, affiliates, successors or assigns to seek, to recover all or any part of such payment for any reason.

         7.5 Term of Agreement. The term of this Agreement shall continue for an initial period of three (3) years from the date of this Agreement. On each anniversary of this Agreement, the term shall be extended for an additional year unless prior to an anniversary date USB's Board of Directors cause a notice of nonrenewal to be sent to the Executive. Any Termination Benefits due pursuant to this Agreement shall continue to be an obligation of the Company and enforceable by the Executive until paid in full.

         7.6 Controlling Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Minnesota.

         7.7 Interpretation of Agreement. In the event of any ambiguity, vagueness or other matter involving the interpretation or meaning of this Agreement, this Agreement shall be construed liberally so as to provide to the Executive the full benefits described in this Agreement.

         7.8 Severability. Each section, subsection or paragraph of this Agreement shall be deemed severable and if for any reason any portion of this Agreement is unenforceable, invalid or contrary to any existing or future law, such unenforceability or invalidity shall not affect the applicability or validity of any other portion of this Agreement.

         7.9 U.S. Dollars. All payments required to be made under this Agreement shall be made in United States Dollars.

         7.10 Employment Agreement. Any benefits provided to the Executive under this Agreement will, unless specifically stated otherwise in this Agreement, be in addition to and not in lieu of any benefits that may be provided the Executive under an Employment Agreement, if any, with the Company.

         Nothing in this Agreement is to be deemed to give the Company the right to take any action or engage in any omission with respect to the Executive at any time when any such action or omission is not permissible and proper under any Employment Agreement if then in force. Similarly, except as provided otherwise in this Agreement, nothing in this Agreement is to be deemed to give the Executive the right to take any action or engage in any omission with respect to the Company at any time when any such act or omission is not permissible and proper under any Employment Agreement if then in force.

         This Agreement shall continue in force so long as the Executive remains employed by the Company and shall not be affected by any termination of any Employment Agreement.




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         7.11 Title and Captions. All section, subsection or paragraph titles or captions contained in this Agreement are for convenience only and shall not be deemed part of the text of this Agreement.


IN WITNESS WHEREOF, this Agreement has been executed as of the day and year first above written.

U.S. BANCORP, on
behalf of itself and each Subsidiary



_________________________________________
Stephen E. Smith
Executive Vice President - Human Resources

EXECUTIVE:

_________________________________________
Name





_________________________________________
Attest: By:









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